Exhibit 99.6

Unaudited pro forma consolidated financial information

The following unaudited pro forma consolidated financial information has been derived by the application of pro forma adjustments to the historical consolidated financial statements included elsewhere in the offering memorandum. The unaudited pro forma consolidated financial information should be read in conjunction with “Use of proceeds,” “Capitalization,” “Selected historical financial information,” “Management’s discussion and analysis of financial conditions and results of operations” and our audited consolidated financial statements and related notes as of and for the year ended December 31, 2009 and unaudited consolidated financial statements and related notes as of and for the six months ended June 30, 2010 and 2009, which are included elsewhere in this offering memorandum.

The unaudited pro forma consolidated financial information gives effect to the following categories of adjustments (the “Adjustments”). Each of these adjustments is described more fully below and within the notes to the unaudited pro forma consolidated financial information:

•	the restructuring transactions contemplated by the Plans of Reorganization, including this notes offering; and

•	our application of Fresh Start Accounting upon emergence from bankruptcy, in accordance with FASB ASC 852, “Reorganizations.”

The unaudited pro forma consolidated balance sheet gives effect to adjustments for transactions that (i) are directly attributable to the restructuring transactions; and (ii) are factually supportable regardless of whether they have a continuing impact on the Company or are non-recurring. The unaudited pro forma consolidated statement of operations gives effect to adjustments that are (i) directly attributable to the restructuring transactions; and (ii) are factually supportable and are expected to have a continuing impact on the Company. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances.

Basis of pro forma presentation

The unaudited pro forma consolidated balance sheet as of June 30, 2010 is based on the unaudited interim consolidated balance sheet of AbitibiBowater as of June 30, 2010 included elsewhere in this offering memorandum. The unaudited pro forma consolidated balance sheet has been prepared as if the Adjustments described above had been recorded on June 30, 2010.

The unaudited pro forma consolidated statement of operations for the twelve months ended June 30, 2010 is based on the historical consolidated statement of operations data of AbitibiBowater for the twelve months ended June 30, 2010, as derived by adding (i) the audited consolidated statement of operations of AbitibiBowater for the year ended December 31, 2009, to (ii) the unaudited interim consolidated statement of operations of AbitibiBowater for the six months ended June 30, 2010, and then deducting (iii) the unaudited interim consolidated statement of operations for the six months ended June 30, 2009. The audited consolidated statement of operations for the year ended December 31, 2009 and the unaudited interim consolidated statements of operations for the six months ended June 30, 2010 and 2009 are included elsewhere in this offering memorandum. The unaudited pro forma consolidated statement of operations has been prepared as if the Adjustments described above had been recorded on July 1, 2009.

The unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have been reported had the Transactions in fact occurred on June 30, 2010 for the unaudited pro forma consolidated balance sheet, and on July 1, 2009 for the unaudited pro forma consolidated statement of operations, or indicative of our future financial position or results. In addition, the historical financial statements of the Company will not be comparable to the financial statements of the Company following emergence from bankruptcy due to the effects of the Adjustments (see “—Adjustments relating to Fresh Start Accounting” below).

Additionally, the unaudited pro forma consolidated financial information has been prepared for an offering that is exempt from registration under the Securities Act and does not comply in important respects with the rules of the SEC for pro forma consolidated financial information and is materially different from the format, presentation and amounts presented in accordance with such rules.

In addition, the amount of new stockholders’ equity in the unaudited pro forma consolidated balance sheet is not an estimate of the market value of our common stock as of the Emergence Date or at any other time. We make no representations as to the market value, if any, of our common stock.

The unaudited pro forma consolidated financial information has been prepared assuming the consistent application of accounting policies as described in the historical consolidated financial statements of the Company.

Adjustments relating to the Plans of Reorganization

The “Plans” column in the unaudited pro forma consolidated balance sheet gives effect to the Plans of Reorganization and the implementation of the transactions contemplated by the Plans of Reorganization, including the discharge of administrative claims and of estimated claims allowed by the Courts upon confirmation and our recapitalization upon emergence from our Creditor Protection Proceedings, including this notes offering. These adjustments give effect to the terms of the Plans of Reorganization which include the following:

•	issuance of $750 million principal amount of notes in this offering net of estimated financing fees of $38 million;

•	issuance of $125 million of Convertible Notes net of estimated financing fees of $20 million;

•	payment of the balance outstanding under the DIP Facility in cash ($206 million as of June 30, 2010, $40 million as of August 31, 2010);

•

cash repurchase of all outstanding receivables interests under the Securitization Facility for a price equal to the par amount thereof ($120 million as of June 30, 2010); the Securitization Facility will be terminated upon emergence;

•

payment in full in cash of the prepetition Bowater U.S. and Canadian secured credit facilities (which consist of separate credit agreements entered into by Bowater and separately by its subsidiary Bowater Canadian Forest Products, Inc.) (aggregate of $346 million, comprised of $211 million under the U.S. facility, and $135 million under the Canadian facility as of June 30, 2010) and payment of $34 million related to the Bowater’s floating rate industrial revenue bonds;

•	payment of the prepetition ACCC Term Loan in full in cash ($355 million as of June 30, 2010);

•	payment of the outstanding ACCC 13.75% Senior Secured Notes due 2011 in full in cash ($332 million as of June 30, 2010);

•

issuance to holders of the Debtors’ prepetition unsecured indebtedness of their pro rata share of the new common stock to be issued by the reorganized Company (holders will be entitled, to the extent eligible, to participate in the Rights Offering);

•	the Debtors’ obligations to fund the prior service costs related to their pension and other post retirement benefit plans will be reclassified, subject to the resolution of funding relief;

•

payment to certain holders of the Debtors’ prepetition unsecured indebtedness with individual claim amounts less than $5,000, 50% of their claim amount in cash (approximately $15 million in the aggregate);

•

payments in cash of the administrative and priority claims of $77 million, reclamation claims, liens and other secured claims of $28 million, professional success fees of $53 million and other restructuring expense of $7 million;

•	extinguishment of all equity interests in the Company existing immediately prior to the Emergence Date; and

•	entry by the reorganized Company into the ABL Credit Facility, under which the Company will have issued $52 million in letters of credit.

•	approval by the Courts and receipt of payment in connection with the NAFTA final settlement.

The estimated reorganization gain of approximately $3.6 billion resulting from the settlement of liabilities pursuant to the Plans of Reorganization have been reflected in the unaudited pro forma consolidated balance sheet but have not been reflected in the unaudited pro forma consolidated statement of operations as this gain is non-recurring.

For additional information regarding adjustments relating to the Plans of Reorganization, see the notes to the unaudited pro forma consolidated financial information.

Adjustments relating to Fresh Start Accounting

The “Fresh Start” column of the unaudited pro forma consolidated balance sheet gives effect to adjustments relating to Fresh Start Accounting pursuant to ASC 852. Under Fresh Start Accounting, reorganization value represents the fair value of the entity before considering debt and approximates the amount a willing buyer would pay for the assets of the entity immediately after the restructuring. Reorganization value is reduced by the fair value of debt in deriving management’s estimate of reorganized equity value. Pursuant to Fresh Start Accounting, our reorganization equity value has been allocated to the estimated fair value of assets and liabilities in conformity with FASB ASC 805 “Business Combinations” (Accounting for “Business Combinations”). Under ASC 852, reorganization value is allocated first to tangible and identifiable intangible assets, with the remaining reorganization value representing the excess of amounts allocable to identifiable assets (“Excess Reorganization Value”) allocated to goodwill, which is subject to periodic evaluation for impairment.

In accordance with ASC 852, if the reorganization value of the assets of the emerging entity immediately before the date of confirmation is less than the total of all post-petition liabilities and allowed claims, and if holders of existing voting shares immediately before confirmation receive less than 50 percent of the voting shares of the emerging entity, the entity shall adopt fresh start reporting upon its emergence from Chapter 11. The loss of control contemplated by the reorganization plan must be substantive and not temporary. That is, the new controlling interest must not revert to the shareholders existing immediately before the plan was filed or confirmed. We have concluded that we will meet the criteria under ASC 852 to adopt fresh start reporting upon emergence. The Fresh Start adjustments are based on management’s current best preliminary estimate of the reorganized Company’s equity value of approximately $2.6 billion.

These initial valuations of assets and liabilities in accordance with ASC 805 are preliminary based on information available to management and have been made solely for purposes of developing the unaudited pro forma consolidated financial information. Updates to such preliminary valuations will be completed as of the date we emerge from bankruptcy and, to the extent such updates reflect a valuation different than those used in the unaudited pro forma consolidated balance sheet, there will be adjustments in the carrying values of certain assets. To the extent actual valuations and allocations differ from those used in calculating the unaudited pro forma consolidated financial information, these differences will be reflected on our balance sheet upon emergence under Fresh Start Accounting and may also affect the amount of expenses which would be recognized in the statement of operations post-emergence from bankruptcy. For example, if the valuation of definite lived intangibles were to be increased, our amortization expense would increase correspondingly. As such, the following unaudited pro forma consolidated financial information may not accurately represent our post-emergence financial condition and results of operations and any differences may be material.

For additional information regarding adjustments relating to Fresh Start Accounting, see the notes to the unaudited pro forma consolidated financial information.

Significant non-recurring items in the unaudited pro forma AbitibiBowater consolidated statement of operations

The unaudited pro forma AbitibiBowater consolidated statement of operations include the following expenses that were not eliminated by a pro forma adjustment as they are not directly attributable to the Transactions.

Closure costs, impairment and other related charges

Mill closure costs, fixed asset impairments, severance and other related charges which are not associated with our work towards a comprehensive restructuring plan, are classified as “Closure costs, impairment and other related charges” on our consolidated statement of operation. These expenses are not eliminated by a pro forma adjustment as they are not directly attributable to the Transactions.

Results of operations for facilities permanently closed or indefinitely idled

Results of operations for facilities or paper machines which have been permanently closed or idled have not been eliminated from our pro forma consolidated statements of operations for the 12 month period ending June 30, 2010 as such operations are part of the historical operations of the Company, and the decision to permanently close or indefinitely idle is not directly attributable to the Transactions.

During the 12 month period ending June 30, 2010 we took actions to permanently close or indefinitely idle certain non-profitable facilities, including:

•

our Dolbeau facility, which has been effectively idled since July 7, 2009, representing 244,000 short tons of specialty papers capacity. We announced the permanent closure of this facility on August 24, 2010;

•

in September 2009, we announced the indefinite idling of our Beaupre, Quebec paper mill, representing 241,000 metric tons of specialty papers capacity annually. The mill was subsequently closed permanently and sold;

•	in September 2009, we announced the indefinite idling of a specialty paper machine at our Fort Frances facility, representing 70,000 metric tons of capacity annually;

•	in September 2009, we announced the indefinite idling of a newsprint machine at our Coosa Pines, Alabama paper mill, representing 170,000 metric tons capacity annually;

•

in August 2009, we announced the indefinite idling of our two newsprint machines at our Thunder Bay facility, representing 392,000 metric tons of capacity annually, one of which (with 235,000 metric tons of capacity) was restarted in February 2010;

•	on March 11, 2010, we announced the indefinite idling of one of our newsprint machines at our Thorold facility, representing 207,000 metric tons of capacity annually; and

•

in May 2010, we announced the indefinite idling of our Gatineau paper mill, representing 360,000 metric tons of capacity annually. We announced the permanent closure of this facility on August 24, 2010.

Additionally, on February 2, 2010, our Bridgewater Paper Company Limited (“BPCL”) subsidiary filed for administration in the United Kingdom pursuant to the United Kingdom Insolvency Act 1986, as amended. As a result, effective as of the date of the BPCL Administration filing, we no longer consolidate BPCL in our consolidated financial statements. The results of operations for BPCL prior to February 2, 2010 are included in our consolidated statements of operations.

AbitibiBowater Inc.

Unaudited pro forma consolidated balance sheet

As of June 30, 2010

	Adjustments
(dollars in millions)	Historical	Plans		Fresh Start		Pro Forma

Assets

Current assets:
Cash and cash equivalents	$708	$(505)	a			$203
Accounts receivable, net	828					828
Inventories, net	515					515
Assets held for sale	9					9
Other current assets	111	(11)	b,c			100

Total current assets	2,171	(516)				1,655

Fixed assets, net	3,402			(637)	n	2,765
Goodwill	53			609	o	662
Amortizable intangible assets, net	462			96	p	558
Other assets	561	(86)	c	(114)	q	361

Total assets	$6,649	$(602)		$(46)		$6,001

Liabilities and shareholders’ (deficit) equity

Liabilities not subject to compromise:

Current liabilities:
Accounts payable and accrued liabilities	$511	$(53)	d			$458
Debtor in possession financing	206	(206)	e			—
Secured borrowings	120	(120)	f			—
Short-term bank debt	680	(680)	g			—
Current portion of long-term debt	300	(300)	h			—
Liabilities associated with assets held for sale	3					3

Total current liabilities	1,820	(1,359)		—		461

Long-term debt, net of current portion	273	841	i			1,114
Pension and other postretirement projected benefit obligations	96	786	j	492	r	1,374
Other long-term liabilities	87					87
Deferred income taxes	96			—	s	96

Total liabilities not subject to compromise	2,372	268		492		3,132

Liabilities subject to compromise	7,065	(7,065)	k			—

Total liabilities	9,437	(6,797)		492		3,132

Commitments and contingencies

Shareholders’ (deficit) equity:
AbitibiBowater Inc. shareholders’ (deficit) equity:
Common stock	55	(55)	l			—
Exchangeable shares	173	(173)	l			—
Additional paid-in capital	2,525	2,828	l	(2,753)	t	2,600
Shareholders’ (deficit) equity	(5,188)	3,595	m	1,593	t	—
Accumulated other comprehensive loss	(466)			466	t	—

Total AbitibiBowater Inc. shareholders’ (deficit) equity	(2,901)	6,195		(694)		2,600
Noncontrolling interests	113			156	u	269

Total shareholders’ (deficit) equity	(2,788)	6,195		(538)		2,869

Total liabilities and shareholders’ (deficit) equity	$6,649	$(602)		$(46)		$6,001

See accompanying notes to unaudited pro forma consolidated financial information.

AbitibiBowater Inc.

Unaudited pro forma consolidated statement of operations for the twelve months ended June 30, 2010

(dollars in millions)	Historical	Adjustments		Pro forma

Sales	$4,499			$4,499

Costs and expenses:
Cost of sales, excluding depreciation, amortization and cost of timber harvested	3,637	12	3	3,649
Depreciation, amortization and cost of timber harvested	545	(299)	1, 2	246
Distribution costs	531			531
Selling and administrative expense	156	10	3	166
Closure costs, impairment and other related charges	(60)			(60)
Net gain on disposition of assets	(51)			(51)

Operating income (loss)	(259)	277		18
Interest expense	(580)	462	4	(118)
Other (expense) income, net	(2)	(8)	5	(10)

Loss before reorganization items and income taxes	(841)	731		(110)
Reorganization items, net	(893)	893	6	—

Loss before income taxes	(1,734)	1,624		(110)
Income tax (expense) benefit	91	—	7	91

Net (loss) income including noncontrolling interests	(1,643)	1,624		(19)
Net loss (income) attributable to noncontrolling interests	21	(2)	8	19

Net loss attributable to AbitibiBowater Inc.	(1,622)	1,622	9, 10	—

See accompanying notes to unaudited pro forma consolidated financial information.

AbitibiBowater Inc.

Notes to unaudited pro forma consolidated

financial information

The pro forma consolidated balance sheet has been prepared as if the Transactions had been completed on June 30, 2010. Pro forma adjustments have been made:

a.	To record the following cash activity:

Description	(dollars in millions)

Historical cash and cash equivalents			$708

Exit Financing Sources:
Senior Secured Notes Offering, less financing fees of $38 million	$712
Convertible Notes, less financing fees of $20 million	105

Net Proceeds from exit financing			817
Proceeds from NAFTA settlement			125

Repayment of Secured Borrowings:
Bowater DIP Facility	(206)
Bowater’s secured bank credit facilities, including accrued interest of $13 million	(346)
Abitibi’s 13.75% Senior Secured Note Claims, including accrued interest of $32 million	(332)
Abitibi’s senior secured term loan, including accrued interest of $8 million	(355)
Abitibi’s accounts receivable securitization facility Bowater’s floating rate industrial revenue bonds	(120 (34	) )

			(1,393)

Payments related to Plans of Reorganization:
Administrative and priority claims Other secured claims (reclamation, liens and other)	(77 (28	) )
Convenience claims	(15)
Reorganization expenses related to professional success fees	(53)
Restructuring recognition award and other	(7)

			(180)
Release of restricted and escrow cash			126

Pro forma cash and cash equivalents			$203

b.	To record prepaid asset for restructuring recognition award of $6 million paid at emergence. The associated expense will be recognized ratably over 12 months post-emergence ($0.5 million per month). Also, to record the release of $17 million of restricted cash related to the securitization program (see the following note “c”).

c.	To record write-off of deferred financing costs of $35 million upon repayment of secured debt and to record deferred financing costs associated with the exit financing facilities of $58 million and to record the release of restricted cash of $109 million from “Other assets.”

During our Creditor Protection Proceedings, certain cash received from the sale of assets was placed in escrow and restricted as to its use pending further court orders. This restricted cash is included in “Other assets” in our unaudited consolidated balance sheet. The restricted cash is as follows:

(dollars in millions)	June 30, 2010	Cash released (deposited)	Pro forma restricted cash

ULC guarantee to Alcoa (1)	$49	$(27)	$76
ULC DIP Facility (2)	47	47	—
Proceeds related to a third-party’s sale of timberlands (3)	27	27	—
Proceeds from asset sales (4)	59	59	—
Other	12	3	9

Net cash released from “Other assets”	$194	$109	$85

Restricted cash released from “Other current assets” relating to the securitization program	17	17	—

Total pro forma restricted cash	$211	$126	$85

(1)	The restricted cash associated with the guarantee to Alcoa will increase to $76 million at emergence and will remain in place until the guarantee is no longer required.

(2)	The ULC DIP Facility will terminate on the earliest of: (i) December 31, 2010, (ii) the effective date of a plan or plans of reorganization or a plan of compromise or arrangement confirmed by order of the Courts or (iii) the acceleration of the ULC DIP Facility or the occurrence of an event of default.

(3)	Proceeds related to a third-party’s sale of timberlands held in trust pending further orders from the court. Restrictions on these proceeds will terminate upon emergence from bankruptcy.

(4)	Proceeds from asset sales represents proceeds from the sale of various assets, including our Mackenzie paper mill and sawmills, our recycling division’s material recycling facilities, our West Tacoma, Washington paper mill, our Donnacona, Dalhousie and Beaupre paper mills and other assets. Restrictions on these proceeds will terminate upon emergence from bankruptcy.

d.	To record payment of accrued interest on the 13.75% Senior Secured Notes of $32 million and interest on the ACCC Term Loan and Bowater’s secured bank credit facilities of $21 million.

e.	To record payment of the Bowater DIP Facility of $206 million.

f.	To record repayment of $120 million under our accounts receivable securitization facility, which will be cancelled upon emergence.

g.	To record payment of Secured Bank Debt of $680 million, which consists of the ACCC Term Loan and Bowater’s and BCFPI’s U.S. and Canadian secured bank credit facilities.

h.	To record repayment of 13.75% Senior Secured Note Claims of $300 million.

i.

To record the liabilities for the exit financing facilities, consisting of the $750 million for the Senior Secured Notes and $125 for the Convertible Notes and to record the payment of existing secured debt as of June 30, 2010 of $34 million for Bowater’s floating rate industrial revenue bonds due 2029. Surviving pre-reorganization debt consists of $239 million, 7.132% loan due 2017 for our ACH Limited Partnership in addition to the exit financing facilities. The debt reflected on a pro-forma basis does not include accounting consideration for any embedded derivatives. Accounting for embedded derivatives associated with this debt would result in a decrease in the debt balance and an offsetting increase in the balance of “Other long-term liabilities” on the balance sheet.

j.	To record reclassification of pension and other post-retirement benefits of $786 million from liabilities subject to compromise.

k.	To record payment of accrued administrative and priority claims of $77 million, other secured claims of $28 million, payment of convenience claims of $15 million, to reclassify pension liabilities of $786 million and to extinguish remaining liabilities subject to compromise of $6.2 billion pursuant to the Plans.

The amounts currently classified as liabilities subject to compromise may be subject to future adjustments depending on Court actions, further developments with respect to disputed claims, determinations of the secured status of certain claims, the values of any collateral securing such claims, or other events, and could materially affect this amount.

l.	Elimination of historical common stock and exchangeable shares and issuance of new common stock and additional paid-in-capital for a total equity value of $2.6 billion.

m.	To record the gain on extinguishment of debt of $3.6 billion, net of professional fees of $53 million and write off of deferred financing costs of $35 million and other costs of $1 million, offset by $125 million gain on the settlement of the NAFTA claim.

n.	To record Fresh Start adjustments made to reflect fixed asset values at estimated fair value. We have performed a preliminary valuation to determine the fair value for the tangible assets. Preliminary estimates of fair value represent the Company’s best estimates, which are based on industry data and trends, by reference to relevant market rates and transactions, discounted cash flow valuation methods, and cost approach valuation methods, among other factors. A weighted average estimated useful life of approximately 20 years has been used for buildings and a weighted average estimated useful life of approximately 12 years has been used for machinery and equipment. The estimated fair value of fixed assets by category as of June 30, 2010 is as follows:

(dollars in millions)	Range of useful lives in years	Fair value	Estimated annual depreciation

Land and land improvements		$94	$—
Buildings	2-27	239	12
Machinery and equipment	2-16	2,432	212

Total		2,765	224

Historical value		3,402	519

Pro forma adjustment		$(637)	$(295)

o.

The following table summarizes the preliminary allocation as of June 30, 2010 of the reorganization value to the fair value of our assets and liabilities and the identified intangible assets pursuant to Fresh Start Accounting. Under ASC 852, reorganization value is allocated first to tangible and identifiable intangible assets, with the remaining reorganization value (“Excess Reorganization Value”) allocated to goodwill. In this preliminary allocation, the fair value of other current assets and other non-current assets have been assumed to be equal to their carrying amounts after adjustments relating to the plans of reorganization, if any. Preliminary valuations have identified excess reorganization value; however, this amount is subject to change based on final valuations of assets and liabilities at the date of emergence.

(dollars in millions)	Amounts

New common stock	$2,600
Senior Secured Notes	750
Convertible Notes	125
Other debt	239
Joint venture related deferred tax liability	38
Noncontrolling interests	269

Estimated reorganization value	4,021
Non-interest bearing liabilities	1,980

Estimated total asset value to be allocated	6,001
Cash	203
Other current assets	1,452
Fixed assets	2,765
Other non-current assets	361
Identifiable intangibles	558

Excess reorganization value (goodwill)	662
Existing goodwill as of June 30, 2010	53

Pro forma adjustment to goodwill	609

p.	To record Fresh Start adjustments made to reflect intangible asset values at estimated fair value. Preliminary estimates of fair value represent the Company’s best estimates, which are based on industry data and trends, by reference to relevant market rates and transactions, discounted cash flow valuation methods, and cost approach valuation methods, among other factors. Our preliminary valuation of potential intangible assets has identified fair value for power purchase agreements, water rights, cutting rights and customer relationships. In Canada, water rights are generally owned by the provincial governments, which also have the right to control water levels. We have agreements with different governmental authorities in Canada to have rights to use water in order to produce power mainly to be consumed in our pulp and paper manufacturing process. Generally, terms of these agreements vary from 10 to 50 years and are generally renewable, under certain conditions, for additional periods well ahead of the expiration date, while in certain occasions, water rights are granted without expiration dates. Management believes that the Company generally will be able to continue meeting the conditions for future renewals.

(dollars in millions)	Estimates useful lives in years	Fair value	Estimated annual amortization

Water rights	40	$155	$4
Power purchase agreements	40	273	7
Cutting rights	20	70	4
Customer relationships	9	60	7

Total		558	22

Historical value		462	26

Pro forma adjustment		$96	$(4)

q.	To adjust the value of unconsolidated investments in joint ventures from $66 million to fair value of $82 million and to adjust pension assets for funded plans from $133 million to $3 million (see the following note “r”).

r.	To adjust the projected benefit obligation of pension liabilities as follows:

(dollars in millions)	Funded pension plans	Underfunded pension plans, post-retirement & post employment benefits

Assets held by defined benefit plan, at fair value	$57	$4,833
Benefit obligations at fair value	54	6,255

Excess (deficiency) of assets over benefit obligations	3	(1,422)
Less: Recorded prepaid pension asset (obligation)	133	(930)

Increase in pension obligation	$(130)	$(492)

The projected benefit obligation was calculated as of June 30, 2010 based on certain assumptions, including the following: (i) all union negotiations relating to pensions were accepted by the Canadian government and the respective union employees; (ii) upon emergence, all defined benefit pension plans will be converted to defined contribution plans; and (iii) projected benefit obligations were calculated with a discount rate of 5.75% in the U.S. and 5.50% in Canada. These assumptions, including the discount rate assumed for these calculations could change materially prior to emergence, and would materially affect projected benefit obligations.

s.	It is assumed that any tax benefits arising from the Transactions will require a full valuation allowance. Thus, no entry is made for tax effects of the Transactions in this pro forma. An assessment of the effect of Fresh Start Accounting is still ongoing and could materially affect deferred taxes.

t.	To record the elimination of retained earnings and accumulated comprehensive loss to additional paid-in capital under Fresh Start Accounting to reflect new shareholders’ equity value of $2.6 billion.

u.	To record the net effect of the adjustment to fair value of assets and liabilities related to our non-controlling interests.

The pro forma consolidated statement of operations has been prepared as if the Transactions had been completed on July 1, 2009. Because the estimates of the fair value of identifiable assets and useful lives of certain assets are preliminary, it is possible that the actual adjustment based on fair values at the Emergence Date may be materially different compared to the presented adjustments. Pro forma adjustments have been made as follows:

1.	To eliminate historical depreciation for property, plant and equipment for the 12 months ended June 30, 2010 of $519 million and record $224 million of depreciation of its newly estimated fair value of $2,765 million with a weighted-average estimated useful life of 12 years.

2.	To eliminate historical amortization for intangible assets for the twelve months ended June 30, 2010 of $26 million and record $22 million of amortization of the recorded $558 million finite-life intangible assets on a straight line basis with a weighted-average estimated useful life of approximately 25 years.

3.	To adjust pension and other postretirement benefit costs that would be incurred as a result of the renegotiations of the plans.

4.	To reflect interest expense related to pro forma debt financing at emergence ($750 million for the notes offered hereby at an assumed rate of 10% and $125 million for the Convertible Notes at 10%), unused ABL line fee (0.75%), interest expense on the ACH Limited Partnership loan $239 million at 7.132%, plus amortization of $38 million of deferred financing fees for the Senior Secured Notes over 8 years and $20 million of deferred financing fees for the Convertible Notes over 7 years.

(dollars in millions)

Interest expense on Senior Secured Notes	75
Interest expense on Convertible Notes	13
Interest expense on ACH Limited Partnership Loan	17
Unused line fee for ABL	5

Interest expense before amortization of deferred financing fees	110
Amortization of deferred financing fees	8

Pro forma interest expense	118
Historical interest expense	580

Pro forma adjustment	(462)

•

The interest expense on the Convertible Notes to be issued pursuant to the Rights Offering assumes payment in cash at 10%. If the company elects to pay the interest through issuance of additional Convertible Notes, the interest rate would increase to 11% and the amount of interest expense would increase by $1 million.

•

The interest expense on the notes offered hereby is payable at an assumed rate of 10%. An increase in the interest rate by 1% on $750 million of debt results in a $8 million annual increase in the pre-tax interest expense.

5.	To eliminate expenses for loss on sale of receivables relating to the securitization facility ($10 million) and gains on translation of Canadian-denominated debt ($18 million).

6.	To eliminate non-recurring reorganization items such as certain expenses, provisions for losses and other direct charges directly associated with or resulting from the reorganization and restructuring of the business that have been realized or incurred in the Creditor Protection Proceedings.

(dollars in millions)

Professional fees	$104
Provision for repudiated or rejected executory contracts	359
Charges related to indefinite idlings	506
Gains on disposition of assets	(60)
Gain on deconsolidation of BPCL	(27)
Gain on deconsolidation of a VIE	(16)
Debtor in possession financing costs	7
Other	20

Reorganization items, net	$893

7.	No income tax is assumed for the Transactions, since any taxes that could be recorded would be offset by the reversal of tax valuation allowances.

8.	To record noncontrolling interest portion relating to the adjustment to depreciation.

9.	For purposes of this proforma, the NAFTA settlement of $125 million is a non-recurring gain that will be recorded in connection with the Plans of Reorganization and has therefore not been reflected as a pro forma adjustment.

10.	This proforma does not include any adjustments that will result from labor savings and changes in supplier and operating agreements.

Reconciliation of non-GAAP information

Neither EBITDA nor Adjusted EBITDA is a recognized financial measure under U.S. GAAP. In this offering memorandum, EBITDA and Adjusted EBITDA are presented because we believe they are useful measures of our operating performance and are frequently used by securities analysts, investors and other interested parties in the evaluation of companies, like ours, with substantial financial leverage. However, EBITDA and Adjusted EBITDA should not be considered as alternatives to cash flows from operating activities as a measure of our liquidity or as alternatives to operating income (loss) or net income (loss) as indicators of our operating performance or any other measure of performance in accordance with U.S. GAAP.

The use of EBITDA and Adjusted EBITDA instead of net income (loss) or cash flows from operations has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect our current cash expenditure requirements, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us for working capital, debt service and other purposes.

The following tables show how we calculate EBITDA and Adjusted EBITDA:

Historical EBITDA and Adjusted EBITDA

	Historical Year ended December 31,		Historical Six months ended June 30,		Historical twelve months ended June 30, 2010	Historical twelve months ended July 31, 2010
(dollars in millions)	2008	2009	2009	2010

Net loss, including noncontrolling interests	$(2,207)	$(1,560)	$(723)	$(806)	$(1,643)	$(1,568)
Interest expense	706	597	335	318	580	582
Income tax (benefit) expense	(92)	(122)	(41)	(10)	(91)	(95)
Depreciation, amortization and cost of timber harvested	726	602	314	257	545	531

EBITDA	(611)	(483)	(115)	(241)	(609)	(550)

(Gain) Loss on foreign currency translation	(72)	59	4	(37)	(18)	5
Reorganization costs	—	639	99	353	893	893
Closure costs, impairment and other related charges	481	202	270	8	(60)	(60)
Impairment of goodwill	810	—	—	—	—	—
Inventory write-downs included in cost of sales	30	17	12	—	5	5
Gain on disposition of assets	(49)	(91)	(53)	(13)	(51)	(51)
Extraordinary loss on expropriation of assets	256	—	—	—	—	—

Adjusted EBITDA	$589	$343	$217	$70	$196	$242

	Historical one month ended July 31,
(dollars in millions)	2009	2010

Net loss, including noncontrolling interests	$(144)	$(69)
Interest expense	40	42
Income tax (benefit) expense	4	—
Depreciation, amortization and cost of timber harvested	53	39
EBITDA	(47)	12
(Gain) Loss on foreign currency translation	38	(26)
Reorganization costs	9	9
Closure costs, impairment and other related charges	—	—
Impairment of goodwill	—	—
Inventory write-downs included in cost of sales	—	—
Gain on disposition of assets	—	—
Adjusted EBITDA	$—	$47

Pro forma EBITDA and Adjusted EBITDA

(dollars in millions)	Pro forma twelve months ended June 30, 2010

Net loss, including noncontrolling interests	$(19)
Interest expense	118
Income tax (benefit) expense	(91)
Depreciation, amortization and cost of timber harvested	246
Pro forma EBITDA	254
(Gain) Loss on foreign currency translation	36
Reorganization costs	—
Closure costs, impairment and other related charges	(60)
Impairment of goodwill	—
Inventory write-downs included in cost of sales	5
Gain on disposition of assets	(51)
Pro forma Adjusted EBITDA	$184
Pension expense increase from restructuring	22
Securitization expense decrease from restructuring	(10)

Historical twelve months ended June 30, 2010 Adjusted EBITDA	$196